FILED: 03/24/2004
CID: 2004-00460663
WY Secretary of State

Doc. ID: 2004-00464011

ARTICLES OF AMENDMENT

(By Incorporator)

1. The name of the corporation is **ARKON TECHNOLOGIES, INC.**

2. The FIRST article is amended as follows:

   The name of the corporation is: **CASCADE TECHNOLOGIES CORP**

3. There is no exchange, reclassification, or cancellation of shares and no shares have been issued.

4. The date of each amendment's adoption is the 9th day of March 2004.

5. The amendment was adopted by the Incorporator without shareholder action and shareholder action was not required.

RECEIVED
WYOMING
SECRETARY OF STATE
'04 MAR 24 PM 2 15

Dated this 9th day of March, 2004

Bruce Hollingshead/Incorporator